# LEASE AMENDING AGREEMENT

This agreement ("Agreement") is made the 15th day of April, 2005

**BETWEEN:**

**565991 ONTARIO LIMITED** ("Landlord"), an Ontario corporation having its principal office at 36E Stoffel Drive, Toronto, Ontario M9W 1A8

- and -

**LORUS THERAPEUTICS INC.** ("Tenant"), an Ontario corporation having its principal office at 2 Meridian Road, Toronto, Ontario M9W 4Z7.

**WHEREAS** Landlord and Tenant entered into a lease agreement ("Lease") made the 27th day of July, 2001 of the lands and building municipally known as 2 Meridian Road, Toronto, Ontario, which building has a leasable area of 20,500 square feet more or less (the "Premises");

**AND WHEREAS** the Lease expires on the 31st day of March, 2005;

**AND WHEREAS** Landlord and Tenant have reached an agreement to extend the term of the Lease and to amend certain of its provisions, as more particularly set out herein;

**AND WHEREAS** the terms not defined herein shall be as defined in the Lease;

**NOW THEREFORE THIS AGREEMENT WITNESSETH THAT** in consideration of the terms and conditions herein and good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereto hereby agree that:

1. Article 1.02 of the Lease is hereby amended to provide that the Term of the Lease shall be extended for a further three (3) year period commencing April 1st, 2005 and ending March 31st, 2008, and that the extension period from April 1st, 2005 to March 31st, 2008 is hereinafter referred to as the "Extension Term", and that all references to the Term in the Lease shall be amended to include the Extension Term.

2. Article 3.02(a) of the Lease is hereby amended to provide that the Net Rent for the Extension Term is payable in monthly instalments each in advance on the first day of each calendar month of the Extension Term as follows:

| Period | Annual Net Rent | Monthly Instalments | Net Rent per Square Foot |
|---|---|---|---|
| April 1, 2005 – March 31, 2006 | $112,750.00 | $9,395.83 | $5.50 |
| April 1, 2006 – March 31, 2008 | $128,125.00 | $10,677.08 | $6.25 |

3. Article 3.03(h)(iv) of the Lease is hereby amended to provide that Additional Rent shall include, not exclude, the cost of repairs of the roof and roof membrane of the Building.

4. Article 4.01 of the Lease is hereby amended by insertion of the following subparagraph (h):

    (h) The Tenant shall immediately repair the Premises as follows:

    (i) sidewalk in front of offices to be repaired;
    (ii) paving in parking lot to be repaired;
    (iii) truck-height barrier on east side entrance to be repaired; and
    (iv) security gate on west side entrance to be repaired or replaced.

5. Article 8.01(b) of the Lease is hereby amended to provide that prior to the Landlord taking possession of and selling or disposing of records on the Premises germane to the business of the Tenant (the "Confidential Records") the Landlord shall give the Tenant sufficient opportunity to download, retrieve or delete the Confidential Records.

6. Article 11.18 of the Lease is hereby amended to provide that the Tenant shall, upon written notice to the Landlord given at least 120 days prior to the expiry of the Extension Term, have the option to further extend the Extension Term for a further period of three (3) years (the "Option Term"), subject to and upon the same terms and conditions of the Lease, except that:

   (i) there shall be no further option to extend; and

   (ii) during the Option Term, the Tenant shall pay Net Rent to be agreed upon in bona fide negotiations between the Landlord and the Tenant, provided that the Net Rent for the Option Term shall not be less than the Net Rent payable during the last year of the Extension Term. In the event that such Net Rent for the Option Term has not been agreed upon by the parties at least 60 days prior to the expiration of the Extension Term, then this further option to extend will be at an end.

7. All other terms and conditions of the Lease shall either be modified as necessary to accord with the above amendments or shall remain unamended, and in full force and effect.

8. This Agreement may be signed in counterparts and via facsimile and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF Landlord and Tenant have each executed this Agreement as of the date first above written.

**LORUS THERAPEUTICS INC.**

Per: ______________________
Shane A. Ellis, Vice President
Legal Affairs and Corporate Secretary

Per: ______________________
Dr. Jim A. Wright
President & Chief Executive Officer

We have authority to bind the corporation.

**565991 ONTARIO LIMITED**

Per: ______________________
Sergio Dalbo, President

I have authority to bind the corporation.